CARMAX REPORTS RECORD FIRST QUARTER FISCAL 2022 RESULTS

Richmond, Va., June 25, 2021 – CarMax, Inc. (NYSE:KMX), the nation’s largest and most profitable retailer of used cars, today reported results for the first quarter ended May 31, 2021.

Highlights:

•Diversified business model delivered record net revenues of $7.70 billion, up 138.4% compared with the prior year first quarter and up 43% over a record first quarter fiscal year 2020.

•Net earnings per diluted share of $2.63, up from $0.03 per diluted share a year ago and up 65% over a record first quarter fiscal year 2020.

•Sold 452,188 units through our retail and wholesale channels combined, up 128% from the prior year quarter and up 31% over a record first quarter in fiscal year 2020, primarily driven by significant demand for used autos and solid execution supported by our rapidly evolving omni-channel experience.
◦Retail used unit sales increased 100.6% to 270,799 vehicles; comparable store units increased 99.1% compared with a year ago and two-year comparable units grew 16.0%(1).
◦Wholesale units increased 186.6% to 181,389 from the prior year first quarter and 50.2% versus the first quarter of fiscal year 2020.

•Bought 341,275 vehicles from consumers in the first quarter, a 236% increase versus the prior year quarter and 77% increase versus the first quarter of fiscal year 2020. We believe CarMax became the largest online buyer of used vehicles from consumers as a result of our nationwide online instant appraisal offerings, with approximately 163,000 vehicles bought in the quarter.

•Gross profit per retail used unit was $2,205 and wholesale gross profit per unit was $1,025, a $268 and $47 per unit increase, respectively, when compared with the first quarter last year.

•CarMax Auto Finance (CAF) income increased to $241.7 million due to the combined effects of favorable loan loss performance, higher net interest margin and an increase in average managed receivables.

CEO Commentary:

“We delivered exceptional results in the first quarter thanks to excellent execution by our team in a high demand environment,” said Bill Nash, president and chief executive officer. “Our strong performance, which included record net revenues and profitability, reflects the strength of our omni-channel experience and diversified business model across retail, wholesale and CAF.

“I am also pleased to report we completed our acquisition of Edmunds on June 1, 2021, welcoming an extremely talented set of associates into the CarMax family. While Edmunds will continue to operate as an independent business within CarMax, we look forward to extending and enhancing the success of our partnership, including market leading products like our online instant appraisal offering.
-more-

CarMax, Inc.

“As I said at our analyst day in May, we are really excited about our future,” concluded Nash. “With the most customer-centric experience in our industry, a highly profitable operating and financial model, and significant opportunities to grow our existing businesses and expand across the broader used auto ecosystem, we remain confident in our ability to meet our long-term targets of revenue growth, total unit growth and market share gains.”

First Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 452,188, an increase of 128% from the prior year’s first quarter. Compared with the first quarter of fiscal 2020, combined retail and wholesale used vehicle unit sales increased 31%. Online retail sales(2) accounted for 8% of first quarter retail unit sales and revenue from online transactions(3), including retail and wholesale revenues, was $1.9 billion, or approximately 24% of net revenues.

Retail used vehicle unit sales were 270,799, an increase of 100.6% from the prior year’s first quarter, and an increase of 20.7% compared with the first quarter of fiscal 2020. Comparable store used unit sales increased 99.1% from the prior year’s first quarter. On a two-year basis, comparable used unit sales growth for the quarter, excluding stores that were opened in FY20 or later, was 16.0%. In addition to the effects from COVID on our prior year results, we believe several factors contributed to our strong comparable store sales growth on both a one-year and two-year basis, including a robust used auto demand environment, supported by federal stimulus checks as well as a shift in the timing of customer tax refunds, and solid execution supported by the adoption of our rapidly evolving omni-channel customer experience. Total used vehicle revenues increased 121.0% compared with the prior year’s first quarter due to the increase in units sold and average retail selling prices rising more than $2,000. This increase largely reflected higher vehicle acquisition costs resulting from strong wholesale industry valuations.

Total wholesale vehicle unit sales were 181,389, an increase of 186.6% compared with the prior year’s first quarter and an increase of 50.2% compared with the first quarter of fiscal 2020. Our wholesale sales benefited from: (i) the large increase in appraisal volume from online offerings; (ii) a record buy rate, aided by market prices; (iii) comparing to a COVID-impacted quarter last year; and (iv) an extra auction day when compared with the first quarter last year. Total wholesale revenue increased 300.9% compared with the prior year’s first quarter due to the increase in units sold and average wholesale selling prices rising more than $2,000.

Other sales and revenues increased 66.4% compared with the first quarter of fiscal 2021, reflecting an increase of $66.2 million in other revenues. The increase in other revenues was largely driven by an increase in extended protection plan (EPP) revenues primarily reflecting strong used unit growth and the renegotiated fee structures with our Tier 2 and Tier 3 third-party finance providers.

Gross Profit. Total gross profit increased to $924.5 million, an increase of 161.0% versus last year’s first quarter. Retail used vehicle gross profit rose 128.3%, reflecting the increase in total used unit sales and a strong pricing environment. Retail used vehicle gross profit per unit increased to $2,205 compared with $1,937 in the prior year’s quarter. Wholesale vehicle gross profit increased 200.1% versus the prior year’s quarter, largely reflecting an increase in volume, strong pricing, and an extra auction day in the current year’s quarter. Wholesale vehicle gross profit of $1,025 per unit was up from $978 in the prior year quarter. Other gross profit increased 361.0%, reflecting EPP growth from sales volume, the impact of normalizing service operations when compared with the COVID-related service inefficiencies during the prior year quarter and renegotiated net third-party finance provider fees.

SG&A. Compared with the first quarter of fiscal 2021, SG&A expenses increased 70.5% to $554.1 million. Contributing factors included a planned increase in advertising expense and continued spending to advance our technology platforms and support our core and omni-channel strategic initiatives. In the prior year’s first quarter we took cost reduction actions in response to the pandemic, saw reductions in variable expenses and experienced location closures and occupancy restrictions. Additionally, we saw a decrease in stock-based compensation expense related to changes in the company’s share price. Fiscal 2021 also included a one-time
-more-

CarMax, Inc.

benefit of $40.3 million from the receipt of settlement proceeds in a class action lawsuit related to the economic loss associated with vehicles containing Takata airbags.

With strong sales in the first quarter and disciplined cost management, SG&A as a percent of gross profit was 59.9%, down from 91.7% in the prior year’s first quarter and comparable to the first quarter of fiscal 2020.

CarMax Auto Finance.(4) CAF income increased to $241.7 million, primarily reflecting the $24.4 million loan loss provision income compared with the $122.0 million provision expense in the same period last year, along with an increase in net interest margin and average managed receivables. This favorable provision for loan losses was the result of improved loss experience in the first quarter versus the expectations we set at the end of the fourth quarter, as well as our outlook on future losses. As of May 31, 2021, the allowance for loan losses of $379.5 million was 2.62% of ending managed receivables, down from 2.97% as of February 28, 2021.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 6.9% of average managed receivables from 5.9% in the prior year’s first quarter, due to lower funding costs and higher interest and fees from consumers. After the effect of 3-day payoffs, CAF financed 43.7% of units sold in the current quarter, up from 36.1% in the prior year’s first quarter and 41.4% in first quarter fiscal 2020. During the first quarter of last year, CAF adjusted its origination strategy due to the uncertainty of the macro environment from the impact of COVID.

During the first quarter, CAF progressively increased its targeted Tier 3 share to a rate of 10% of loans by the end of the first quarter, up from 5% in previous quarters. We will continue to evaluate the lending environment and will consider future adjustments to the target if and when we believe changes are sustainable and in the best interest of our long-term business goals.

Share Repurchase Activity. We repurchased 1.0 million shares of common stock for $124.5 million pursuant to our share repurchase program during the first quarter of fiscal 2022. As of May 31, 2021, we had $1.21 billion remaining available for repurchase under the outstanding authorization.

Other (Income) Expense. Other income was $25.6 million in the first quarter of fiscal year 2022 compared with expense of $3.3 million in the first quarter of fiscal year 2021. The increase was primarily due to an unrealized gain on an equity investment recorded during the first quarter of fiscal year 2022.

Store Openings. During the first quarter of fiscal 2022, we opened two new locations, both in existing Florida markets. In fiscal year 2022, we plan to open a total of 10 new locations.

Long-Term Targets. In May, we introduced long-term targets of $33 billion in revenue and 2 million units sold per year through our retail and wholesale channels by fiscal year 2026. We also expect to grow our market share of national used auto market of cars 0-10 years old to more than 5% by calendar year 2025.

(1)    Two-year comparable store units excludes stores opened in fiscal year 2020 or later.
(2)    Online retail units sold is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and, creating a remote sales order.
(3)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, and wholesale sales where the winning bid was an online bid.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
-more-

CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2021	2020	Change
Used vehicle sales	$6,157.3	$2,786.2	121.0%
Wholesale vehicle sales	1,374.4	342.9	300.9%
Other sales and revenues:
Extended protection plan revenues	134.2	73.4	83.0%
Third-party finance fees, net	(4.6)	(10.7)	57.2%
Other	36.3	37.0	(2.3)%
Total other sales and revenues	165.9	99.7	66.4%
Total net sales and operating revenues	$7,697.6	$3,228.8	138.4%

Unit Sales

	Three Months Ended May 31
	2021	2020	Change
Used vehicles	270,799	135,028	100.6%
Wholesale vehicles	181,389	63,295	186.6%

Average Selling Prices

	Three Months Ended May 31
	2021	2020	Change
Used vehicles	$22,533	$20,346	10.7%
Wholesale vehicles	$7,266	$5,110	42.2%

Vehicle Sales Changes

	Three Months Ended May 31
	2021	2020
Used vehicle units	100.6%	(39.8)%
Used vehicle revenues	121.0%	(38.6)%

Wholesale vehicle units	186.6%	(47.6)%
Wholesale vehicle revenues	300.9%	(48.2)%

-more-

CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2021	2020
Used vehicle units	99.1%	(41.8)%
Used vehicle revenues	120.6%	(40.8)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2021	2020
CAF (2)	46.7%	38.2%
Tier 2 (3)	22.8%	28.5%
Tier 3 (4)	10.0%	14.5%
Other (5)	20.5%	18.8%
Total	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2021	% (1)	2020	% (1)
Net sales and operating revenues	$7,697.6	100.0	$3,228.8	100.0
Gross profit	$924.5	12.0	$354.2	11.0
CarMax Auto Finance income	$241.7	3.1	$51.0	1.6
Selling, general, and administrative expenses	$554.1	7.2	$324.9	10.1
Interest expense	$20.5	0.3	$24.0	0.7
Earnings before income taxes	$567.3	7.4	$4.2	0.1
Net earnings	$436.8	5.7	$5.0	0.2

(1)Calculated as a percentage of net sales and operating revenues.

-more-

CarMax, Inc.

Gross Profit

	Three Months Ended May 31
(In millions)	2021	2020	Change
Used vehicle gross profit	$597.0	$261.5	128.3%
Wholesale vehicle gross profit	185.8	61.9	200.1%
Other gross profit	141.7	30.8	361.0%
Total	$924.5	$354.2	161.0%

Gross Profit per Unit

	Three Months Ended May 31
	2021		2020
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,205	9.7	$1,937	9.4
Wholesale vehicle gross profit	$1,025	13.5	$978	18.1
Other gross profit	$523	85.4	$228	30.8
Total gross profit	$3,414	12.0	$2,623	11.0

(1)    Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.
(2)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended May 31
(In millions)	2021	2020	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$284.2	$191.2	48.6%
Share-based compensation expense	38.4	23.7	62.5%
Total compensation and benefits (2)	$322.6	$214.9	50.1%
Store occupancy costs	50.6	45.8	10.5%
Advertising expense	72.5	34.5	110.0%
Other overhead costs (3)	108.4	29.7	264.8%
Total SG&A expenses	$554.1	$324.9	70.5%
SG&A as % of gross profit	59.9%	91.7%	(31.8)%

(1)    Depreciation and amortization previously included in SG&A expenses is now separately presented and is excluded from this table. Prior period amounts have been reclassified to conform to the current period’s presentation.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, charitable contributions, travel and other administrative expenses.

-more-

CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2021	% (1)	2020	% (1)
Interest margin:
Interest and fee income	$310.3	8.8	$282.5	8.4
Interest expense	(65.8)	(1.9)	(84.6)	(2.5)
Total interest margin	244.5	6.9	197.9	5.9
Provision for loan losses	24.4	0.7	(122.0)	(3.6)
Total interest margin after provision for loan losses	268.9	7.6	75.9	2.3

Total other expense	—	—	(1.9)	(0.1)

Total direct expenses	(27.2)	(0.8)	(23.0)	(0.7)
CarMax Auto Finance income	$241.7	6.8	$51.0	1.5

Total average managed receivables	$14,148.7		$13,408.5
Net loans originated	$2,483.4		$992.3
Net penetration rate	43.7%		36.1%
Weighted average contract rate	9.0%		8.4%

Ending allowance for loan losses	$379.5		$437.2

Warehouse facility information:
Ending funded receivables	$2,856.9		$1,949.7
Ending unused capacity	$1,068.1		$1,550.3

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2021	2020	Change
Net earnings	$436.8	$5.0	8,673.7%
Diluted weighted average shares outstanding	166.3	163.5	1.7%
Net earnings per diluted share	$2.63	$0.03	8,666.7%

-more-

CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 25, 2021. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 3576577. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through September 29, 2021, or via telephone (for approximately one week) by dialing 1-855-859-2056 (or 1-404-537-3406 for international access) and entering the conference ID 3576577.

Second Quarter Fiscal 2022 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2021, on Thursday, September 30, 2021, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in September 2021.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 28, 2021, CarMax sold more than 750,000 used vehicles and more than 425,000 wholesale vehicles at its in-store and virtual auctions. In addition, CarMax Auto Finance originated more than $6 billion in receivables during fiscal year 2021, adding to its near $14 billion portfolio. CarMax has more than 220 stores, approximately 27,000 Associates, and is proud to have been recognized for 17 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding strategic transactions, expected operating capacity, sales, inventory, market share, revenue, margins, expenses, liquidity, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
-more-

CarMax, Inc.

•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to realize the expected benefits of strategic transactions, including our acquisition of Edmunds.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2021, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
    Stacy Frole, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2021	% (1)	2020	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,157,344	80.0	$2,786,202	86.3
Wholesale vehicle sales	1,374,357	17.9	342,852	10.6
Other sales and revenues	165,898	2.2	99,728	3.1
NET SALES AND OPERATING REVENUES	7,697,599	100.0	3,228,782	100.0
COST OF SALES:
Used vehicle cost of sales	5,560,337	72.2	2,524,676	78.2
Wholesale vehicle cost of sales	1,188,513	15.4	280,922	8.7
Other cost of sales	24,240	0.3	69,001	2.1
TOTAL COST OF SALES	6,773,090	88.0	2,874,599	89.0
GROSS PROFIT	924,509	12.0	354,183	11.0
CARMAX AUTO FINANCE INCOME	241,731	3.1	50,950	1.6
Selling, general, and administrative expenses	554,069	7.2	324,891	10.1
Depreciation and amortization (2)	49,890	0.6	48,825	1.5
Interest expense	20,534	0.3	23,958	0.7
Other (income) expense	(25,577)	(0.3)	3,295	0.1
Earnings before income taxes	567,324	7.4	4,164	0.1
Income tax provision	130,568	1.7	(814)	—
NET EARNINGS	$436,756	5.7	$4,978	0.2
WEIGHTED AVERAGE COMMON SHARES:
Basic	163,151		162,673
Diluted	166,295		163,537
NET EARNINGS PER SHARE:
Basic	$2.68		$0.03
Diluted	$2.63		$0.03

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.
(2)     Depreciation and amortization previously included in Selling, general, and administrative expenses is now separately presented. Prior period amounts have been reclassified to conform to the current period’s presentation.

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 28	May 31
(In thousands except share data)	2021	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$377,954	$132,319	$658,022
Restricted cash from collections on auto loans receivable	549,578	496,415	480,565
Accounts receivable, net	413,219	239,070	145,018
Inventory	3,248,849	3,157,159	1,899,430
Other current assets	101,005	91,833	100,696
TOTAL CURRENT ASSETS	4,690,605	4,116,796	3,283,731
Auto loans receivable, net	14,159,044	13,489,819	12,794,622
Property and equipment, net	3,076,173	3,055,563	3,064,738
Deferred income taxes	138,487	164,261	119,066
Operating lease assets	453,851	431,652	443,678
Other assets	314,729	283,450	266,697
TOTAL ASSETS	$22,832,889	$21,541,541	$19,972,532

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,058,005	$799,333	$390,160
Accrued expenses and other current liabilities	401,043	415,465	290,080
Accrued income taxes	96,624	218	—
Current portion of operating lease liabilities	30,836	30,953	30,881
Short-term debt	—	—	86
Current portion of long-term debt	10,210	9,927	9,744
Current portion of non-recourse notes payable	496,669	442,652	430,055
TOTAL CURRENT LIABILITIES	2,093,387	1,698,548	1,151,006
Long-term debt, excluding current portion	1,320,208	1,322,415	1,693,888
Non-recourse notes payable, excluding current portion	13,840,787	13,297,504	12,722,292
Operating lease liabilities, excluding current portion	446,497	423,618	435,325
Other liabilities	428,529	434,843	391,711
TOTAL LIABILITIES	18,129,408	17,176,928	16,394,222

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 162,802,762 and 163,172,333 shares issued and outstanding as of May 31, 2021 and February 28, 2021, respectively	81,401	81,586	81,378
Capital in excess of par value	1,527,876	1,513,821	1,358,428
Accumulated other comprehensive loss	(115,754)	(118,691)	(165,405)
Retained earnings	3,209,958	2,887,897	2,303,909
TOTAL SHAREHOLDERS’ EQUITY	4,703,481	4,364,613	3,578,310
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,832,889	$21,541,541	$19,972,532

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2021	2020
OPERATING ACTIVITIES:
Net earnings	$436,756	$4,978
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	62,356	58,340
Share-based compensation expense	41,074	25,057
Provision for loan losses	(24,375)	122,018
Provision for cancellation reserves	34,128	13,552
Deferred income tax provision	24,751	25,041
Other	(21,037)	5,386
Net (increase) decrease in:
Accounts receivable, net	(174,149)	46,072
Inventory	(91,690)	946,986
Other current assets	(9,873)	(13,769)
Auto loans receivable, net	(644,850)	433,044
Other assets	(2,853)	(3,247)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	315,784	(382,102)
Other liabilities	(57,905)	(31,797)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(111,883)	1,249,559
INVESTING ACTIVITIES:
Capital expenditures	(59,145)	(62,871)
Proceeds from sale of business	617	—
Purchases of investments	(4,701)	(2,369)
Sales and returns of investments	86	168
NET CASH USED IN INVESTING ACTIVITIES	(63,143)	(65,072)
FINANCING ACTIVITIES:
Increase in short-term debt, net	—	46
Proceeds from issuances of long-term debt	388,600	977,500
Payments on long-term debt	(391,235)	(1,062,578)
Cash paid for debt issuance costs	(3,910)	(2,610)
Payments on finance lease obligations	(2,789)	(1,370)
Issuances of non-recourse notes payable	3,610,819	1,982,000
Payments on non-recourse notes payable	(3,014,131)	(2,420,291)
Repurchase and retirement of common stock	(133,838)	(54,140)
Equity issuances	21,589	1,706
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	475,105	(579,737)
Increase in cash, cash equivalents, and restricted cash	300,079	604,750
Cash, cash equivalents, and restricted cash at beginning of year	771,947	656,390
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,072,026	$1,261,140

# # #